Exhibit 99.1

FIRST UNITED CORPORATION

ANNOUNCES SECOND QUARTER 2024 DIVIDEND

Oakland, Maryland, March 6, 2024 – First United Corporation (NASDAQ: FUNC) announces that its Board of Directors declared a cash dividend of $.20 per share that will be payable on May 1, 2024, to holders of record of the Corporation’s common stock as of April 17, 2024.

About First United Corporation

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers. The Bank’s wholly-owned subsidiaries include OakFirst Loan Center, Inc. and OakFirst Loan Center, LLC, both of which are finance companies, and First OREO Trust and FUBT OREO I, LLC, both of which were formed for the purposes of holding, servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, which was formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland and a 99.9% non-voting membership interest in MCC FUBT Fund, LC, an Ohio limited liability company formed for the purpose of acquiring, developing and operating low-income housing units in Allegany County, Maryland. The Corporation’s website is www.mybank.com.